NEWS RELEASE
Independent Bank Corp. 288 Union Street Rockland, MA 02370
Investor Contacts:
Chris Oddleifson President and Chief Executive Officer Independent Bank Corp. (781) 982-6660 Denis K. Sheahan Chief Financial Officer Independent Bank Corp. (781) 982-6341
For Media inquiries, contact:
Joan Reid Assistant Vice President — Public Relations Rockland Trust Company (781) 982-6537 Joan.Reid@RocklandTrust.com

INDEPENDENT BANK CORP. AND ROCKLAND TRUST COMPANY ANNOUNCE THE APPOINTMENT OF CARL
RIBEIRO AS A DIRECTOR

Rockland, Massachusetts (March 3, 2008). Independent Bank Corp. (NASDAQ: INDB) today announced that Carl Ribeiro has been appointed to its Board of Directors. Mr. Ribeiro was also simultaneously appointed to the Board of Directors of Rockland Trust Company, the wholly-owned bank subsidiary of Independent Bank Corp. Mr. Ribeiro, who was formerly a Director of Slades Ferry Bancorp., was appointed a Class II Director of Independent Bank Corp., with a term expiring at the 2010 Annual Shareholder Meeting, and was also appointed a Director of Rockland Trust.

Thomas J. Teuten, Chairman of the Board of Independent Bank Corp. and of Rockland Trust, stated that “It is a genuine pleasure to welcome Carl Ribeiro to our Board. Carl is a very experienced businessman with a long history of significant community service. We are extremely pleased to add someone with his superb qualifications to the Board.”

Christopher Oddleifson, President and Chief Executive Officer of Independent Bank Corp. and Rockland Trust, and also a Director of Independent Bank Corp. and Rockland Trust, stated that “I am delighted that a community leader like Carl has agreed to serve on our Board. I look forward to working with Carl, and the rest of our Board, to continue the success of Rockland Trust into the future.”

Mr. Ribeiro is the owner and President of Carlson Southcoast Corporation, a holding company for several food industry businesses based in New Bedford, Massachusetts. Mr. Ribeiro is also the Chairman of Famous Foods, an internet food distributor based in New Bedford, Massachusetts, and the President of Advanced Antenna Technologies, an antenna development company based in New Bedford, Massachusetts. Mr. Ribeiro is also involved in many community and charitable activities, including his service as Founding Chairman and as a Director of the Community Foundation of Southeastern Massachusetts, his work as Executive Committee Chairman of the Greater New Bedford Industrial Foundation, his service as the Vice-Chair of the Southcoast Health Systems Board, and his recent role as Chairman of the Marion 2015 Committee. Mr. Ribeiro, who is 61, is a graduate of the University of Massachusetts/Amherst and has also taken graduate courses at Northeastern University. Mr. Ribeiro resides in Marion, Massachusetts with his wife Leslye, and they have one son, Mark, who now resides in Easton, Massachusetts.

About Independent Bank Corp.:

Independent Bank Corp.’s sole bank subsidiary, Rockland Trust Company, currently has approximately $3.4 billion in assets. Rockland Trust offers commercial banking, retail banking, investment management services, and insurance sales services from: 63 retail branches, 9 commercial lending centers, and 5 mortgage origination offices located throughout southeastern Massachusetts and on Cape Cod; and, from 4 investment management offices located throughout southeastern Massachusetts, on Cape Cod, and in Rhode Island. To find out more about the products and services available at Rockland Trust, please visit https://www.rocklandtrust.com.

Forward Looking Statements:

This press release may include “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Independent Bank Corp. wishes to caution readers not to place undue reliance on any forward-looking statements. Independent Bank Corp. disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events, or otherwise. All forward-looking statements are qualified in their entirety by this cautionary statement.